Arem Pacific Corporation Email: info@arempac.com Web: www.arempac.com

Company Representative Agreement

This Agreement is made this ___day of _____, 20__ by and between Arem Pacific Corporation hereinafter referred to as "Company" and  at Room ____, P R China, hereinafter referred to as "Company Representative"; and the parties agree as follows:

1. Appointment and acceptance - Company appoints Company Representative and Company Representative accepts appointment as Company Representative.

2. Territory - China

3. Scope of Service and Compensation - Company Representative agrees to assist Company to grow and manage the operations in new area in China with no limit to perform all necessary task as required by management. Company Representative shall not assume any legal responsibilities arising from the Company exercise of his/her functions and powers, except for performing procedural duties and related duties. Company Representative shall not delegate any duties without Company prior written consent. Company Representative shall not, in the name of the Company, privately make any commitments without the decision and consent of the Company, and Company Representative shall not illegally occupy or appropriate the funds and property of the Company by virtue of his/her name or position. Company agrees to pay and Company Representative agrees to accept, at the sole discretion of the Company, shares of Company's restricted common stock as sole compensation for the Company Representative signature to this Agreement. Company Representative will also be paid a percentage of services fees paid by clients referred by Company Representative based upon the Company standard percentages: (a) between 30%-50% of the total fee paid to the Company by any referred client, on the following basis: 30% for a junior therapist service; 40% for a qualified therapist; and 50% for a qualified senior therapist having all necessary qualifications and a diploma.

4. Terms and length of Agreement - This Agreement shall be effective immediately and shall continue.

5. Termination - This Agreement shall be subject to cancellation by either party with or without cause with a 30-day notice by fax or email or letter. All work in progress acknowledged by both parties shall be protected from themselves being cancelled.

6. Engagement rights and Expenses - Each party shall be responsible for its own expenses. Each party is an independent entity and not related to the other by employment or any relationship other than this relationship.

7. Representations of Company Representative - Representative (a) is not a “U.S. Person,” as defined by Regulation S of the United States Securities and Exchange Commission as promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”), and is not acquiring the shares for the account or benefit of a U.S. Person; (b) was not in the United States at the time the offer to purchase the shares to be issued hereunder was received; (c) understands that the shares are “restricted securities” within the meaning of the Securities Act and will be issued to the Company Representative in accordance with Regulation S of the Securities Act; (d) agrees not to engage in hedging transactions with regard to the shares, unless in compliance with the Securities Act; (e) acknowledges that the Company will refuse to register any transfer of the shares not made in accordance with the provisions of Regulation S of the Securities Act, or pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act; and (f) agrees to resell the shares only in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act.

This Agreement contains the entire understanding of the parties, shall supersede any other previous oral or written Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

Arem Pacific Corporation Accepted by

Company Representative